UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 30, 2018

Enviva Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-37363	46-4097730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7200 Wisconsin Ave, Suite 1000 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 657-5660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Departure of Stephen F. Reeves

On May 30, 2018, Enviva Partners, LP (the “Partnership”) announced that Stephen F. Reeves resigned from his position as Executive Vice President and Chief Financial Officer of Enviva Partners GP, LLC, the general partner of the Partnership (the “General Partner”), effective as of June 4, 2018.

In connection with Mr. Reeves’ resignation, on June 4, 2018 Enviva Management Company, LLC (“Enviva Management”) and Mr. Reeves entered into a Separation Agreement and General Release of Claims (the “Separation Agreement”).  Pursuant to the terms of the Separation Agreement, Mr. Reeves will receive (i) a cash payment of $992,500, less applicable taxes and withholding, payable in 15 monthly installments; (ii) accelerated vesting of all outstanding unvested equity awards under the Partnership’s long-term incentive plan (the “LTIP”); and (iii) reimbursement of the cost of continued health coverage under the Partnership’s existing health plan under COBRA for a period of up to 15 months.

As consideration for the obligations of Enviva Management under the Separation Agreement, Mr. Reeves agreed to a comprehensive release of claims in favor of Enviva Management and its affiliates, including the General Partner and the Partnership. Mr. Reeves also reaffirmed his commitment to be bound by the restrictive covenants concerning confidential information, non-competition and non-solicitation of employees contained in his employment agreement.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Appointment of Shai Even as Executive Vice President and Chief Financial Officer

On May 30, 2018, Mr. Shai Even was appointed to serve as Executive Vice President and Chief Financial Officer of the General Partner, effective as of June 4, 2018.  Mr. Even will also serve at the same position at the Partnership’s sponsor and its subsidiaries (other than the Partnership).

Mr. Even was most recently the Chief Financial Officer of Alon USA Energy, Inc. and the general partner of Alon USA Partners, LP. He joined Alon USA Energy, Inc. in August 2003 as Treasurer and was further appointed as Chief Financial Officer in December 2004 and Vice President in May 2005. Mr. Even began his career with KPMG and served for seven years as Chief Financial Officer at DCL Technologies LTD.  Mr. Even is a Certified Public Accountant (“CPA”), licensed by the California Board of Accountancy, and a member of the American Institute of CPAs. He is also a CPA in Israel, licensed by the Israeli Ministry of Justice. Mr. Even earned a bachelor’s degree in economics and accounting from Bar-Ilan University in Israel.

Entry into Employment Agreement with Mr. Even

In connection with his appointment as Executive Vice President and Chief Financial Officer of the General Partner, Enviva Management entered into an employment agreement with Mr. Even, dated as of May 30, 2018 and effective as of June 4, 2018 (the “Employment Agreement”). The initial term of the Employment Agreement is three years and will automatically renew annually for successive 12-month periods unless either party provides written notice of non-renewal at least 60 days prior to a renewal date.

Pursuant to the Employment Agreement, Mr. Even (i) will receive an annual salary of $425,000; (ii) will be eligible to receive a discretionary annual bonus under Enviva Management’s annual incentive plan, the target amount of which will be equal to 120% of Mr. Even’s annual salary with the amount of the annual bonus actually paid to Mr. Even being determined using performance standards established by the board of directors of the general partner of the Partnership’s sponsor or a committee thereof, in its sole discretion; (iii) will receive an initial grant of phantom units with distribution equivalent rights (half of which are subject to time-based vesting conditions and the other half of which are subject to performance-based vesting conditions) under the LTIP with a value equal to 200% of Mr. Even’s annual salary and will be subsequently eligible to receive annual grants under the LTIP with a target value of 200% of Mr. Even’s annual salary; and (iv) will be eligible to participate in the employee benefit plans and programs available to similarly situated employees of Enviva Management.  Mr. Even will also be entitled to a reimbursement for business expenses, a relocation allowance and a reimbursement for temporary housing.

Mr. Even is also entitled to severance payments in certain circumstances. Mr. Even would be entitled to accrued but unpaid base salary, reimbursements, and other employee benefits (the “Accrued Obligations”) in the event his employment was terminated upon the provision of a notice of nonrenewal by Mr. Even, by Enviva Management for “cause”, by Mr. Even without “good reason” (each as defined in the Employment Agreement) or as a result of Mr. Even’s death, and all other compensation and benefits would terminate as of the date of termination.

In the event Enviva Management were to terminate Mr. Even’s employment without “cause,” Mr. Even terminated his employment for “good reason” or Mr. Even’s employment terminated as a the result of a “disability” (as defined in the Employment Agreement), he would be entitled to (i) the Accrued Obligations, (ii) a severance payment (payable in installments) in an aggregate amount equal to the greater of (x) the product of 1.0 (or, if such termination occurs within 12 months following a “change in control,” (as defined in the Employment Agreement) 1.5) times the sum of his annualized base salary and target annual bonus as in effect on the date of such termination (“Annual Cash Compensation”) and (y) the number of months left in the initial term of the Employment Agreement divided by 12 multiplied by the Annual Cash Compensation, (iii) full vesting of outstanding awards under the LTIP (which vesting for awards that include a performance requirement (other than continued service) will be based on (1) actual performance if such termination occurs within the six-month period preceding to the expiration of the performance period or (2) target performance if such termination occurs at any other time during the performance period) and (iv) monthly reimbursement for the amount Mr. Even pays for continuation coverage under the employer’s group health plans for up to 18 months following such termination.

The Employment Agreement also contains certain restrictive covenants pursuant to which Mr. Even recognized an obligation to comply with, among other things, certain confidentiality covenants as well as covenants not to compete in a defined market area with Enviva Management (or any of its affiliates to which he has provided services or about which he has obtained confidential information) or to solicit their employer’s or its affiliates’ employees, in each case, during the term of the Employment Agreement and for a period of one year thereafter.

This summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Related Persons

There are no arrangements or understandings between Mr. Even and any other person pursuant to which Mr. Even was appointed as an executive officer of the Partnership, as applicable, and there are no relationships between Mr. Even and the Partnership that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Item 7.01      Regulation FD Disclosure.

On May 30, 2018, the Partnership issued a press release relating to the resignation of Mr. Reeves and the appointment of Mr. Even. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information included with respect to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and General Release of Claims, effective as of June 4, 2018, between Enviva Management Company, LLC and Stephen F. Reeves.
10.2	Employment Agreement, dated as of May 30, 2018 and effective as of June 4, 2018, between Enviva Management Company, LLC and Shai Even.
99.1	Press release dated May 30, 2018.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIVA PARTNERS, LP

	By:	Enviva Partners GP, LLC, its general partner

Date: June 4, 2018

	By:	/s/ Jason E. Paral
	Name:	Jason E. Paral
	Title:	Vice President, Associate General Counsel and Secretary